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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2004

MIDWAY GAMES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12367 (Commission File Number)	22-2906244 (I.R.S. Employer Identification No.)
2704 West Roscoe Street, Chicago, Illinois 60618 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (773) 961-2222

Item 5.    Other Events and Regulation FD Disclosure.

        We have agreed to register with the SEC the resale of shares of our common stock, issued or to be issued in connection with a number of agreements or transactions, as follows:

        1.     Shares received or to be received by former shareholders of Surreal Software Inc. in connection with our acquisition of Surreal. The acquisition was completed on April 5, 2004. In addition, 13 employees of Surreal were issued a total of 137,199 shares of our common stock, and we agreed to register these shares. We intend to register the resale of all of these shares in the near future.

        2.     Shares issuable upon conversion and exercise of our Series D convertible preferred stock and associated warrants and that may be issued to pay a quarterly dividend on the preferred stock. We registered the resale of (i) 12,465,761 shares of our common stock, representing 130% of the shares issuable upon the conversion of the series D preferred stock held by the holders; (ii) 1,426,250 shares of common stock, representing 125% of the shares issuable upon the exercise of the associated warrants held by the same holders; and (iii) 260,000 shares of our common stock, representing 130% of an estimated number of shares that may be issued to pay a quarterly dividend on the preferred stock; and (iv) additional shares of common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting our common stock.

        Additionally, we granted the holders of our Series D preferred stock an option to purchase an additional 1,250 shares of Series D preferred stock. 179 of these shares have already been purchased. We agreed to register all of the shares of common stock issuable upon conversion of the additional Series D preferred stock. We intend to register the resale of all of these shares in the near future.

        3.     1,050,000 shares issuable upon exercise of warrants that we issued in connection with our Series B preferred stock. The Series B preferred stock is no longer outstanding. We agreed to register, and have registered, the resale of shares representing 125% of the shares issuable upon exercise of these warrants.

        4.     Approximately 9.3 million shares of our common stock issued to investors in October 2003. We agreed to register, and have registered, the resale of these shares.

        5.     Options to purchase 1,000,000 shares of our common stock and 125,000 shares of restricted common stock, as described in the Stock Option and Restricted Stock Agreements dated as of May 6, 2003 between David Zucker and us. Under these agreements, Mr. Zucker is also entitled to receive additional options each time that we issue shares of common stock. We agreed to register the resale of all the shares of common stock issued or issuable under these agreements.

        6.     607,846 shares of our common stock to be issued as retirement compensation and up to 599,259 shares of our common stock issuable to Neil D. Nicastro as payment for deferred severance as described in the Severance Agreement dated as of May 6, 2003 between Mr. Nicastro and us. We agreed to register the shares that Mr. Nicastro is to receive under the Severance Agreement.

        These registration rights also cover any shares of our common stock issuable upon any adjustments of the securities covered by the various registration rights agreements. We must generally maintain the effectiveness of the registration statements until the registration statement is no longer required for the holder to publicly offer and sell his, her or its common stock or the date on which holders shall have sold all of their common stock. We bear all registration expenses, other than underwriting discounts and commissions, if any, with respect to the registration statements relating to the common stock. We will not receive any of the proceeds from the sale by the various selling stockholders of the shares of common stock.

Item 7.    Financial Statements and Exhibits.

  (c)
  Exhibits
Exhibits	Description
10.1	Waiver, dated as of April 5, 2004, by David F. Zucker.
10.2	Waiver, dated as of April 2, 2004, of adjustments by holders of Midway warrants.
10.3	Waiver, dated April 12, 2004, of adjustments by holders of Midway warrants.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWAY GAMES INC.
April 12, 2004	By:	/s/ DAVID F. ZUCKER David F. Zucker Chief Executive Officer

Exhibit Index

Exhibits	Description
10.1	Waiver, dated as of April 5, 2004, by David F. Zucker.
10.2	Waiver, dated as of April 2, 2004, of adjustments by holders of Midway warrants.
10.3	Waiver, dated April 12, 2004, of adjustments by holders of Midway warrants.

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  Item 5. Other Events and Regulation FD Disclosure.
  Item 7. Financial Statements and Exhibits.
SIGNATURE
Exhibit Index